EXHIBIT 99.1
GEOGLOBAL PROVIDES EXPLORATION ACTIVITIES UPDATE

Calgary, Alberta, Canada, July 26, 2011 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE Amex: GGR) disclosed today an update of certain exploration activities.

Exploration Highlights:
➢	KG Onshore Block tender process
➢	Third well in Rajasthan complete

KG Onshore exploration block
OIL India Limited (OIL) as operator of the KG-ONN-2004/1 exploration block (KG Onshore) has invited Expression of Interests (EOI) from interested and reputable contractors for the supply of both casings and surface wellheads to support a High Pressure High Temperature (HPHT) drilling campaign.  To qualify for consideration, contractors have been requested to submit their EOI by July 29, 2011.

“Our commitment is to drill 12 exploratory wells within the KG Onshore block and this EOI process is an important step forward to the commencement of drilling on this block,” said Paul B. Miller, President and CEO of GeoGlobal.

RJ Block 20 exploration block
Drilling operations are complete on the Phulasar-1 well located within the exploration block RJ-ONN-2004/2 (RJ Block 20).  The Phulasar-1 well commenced drilling on April 29, 2011 and was drilled to a total vertical depth of 1,525 meters to test the Jodhpur Sandstone and the Upper Carbonate group. Wireline logs could not be recorded within the Upper Carbonate group as it suffered large mud loss while drilling the 12¼ inch section and Wireline formation tests within the Jodhpur formations did not confirm the presence of hydrocarbons. OIL as operator recommended not to lower the 5½ inch casing nor to conduct a drill stem test program in this well. The Phulasar-1 has now been abandoned.

“Consistent with the other wells drilled in the Rajasthan blocks, oil cut fluorescence was experienced in the Upper Carbonates indicating the hydrocarbon system is present within this Phulasar-1 structure,” said Paul B. Miller.  “Exploration risk of reservoir and seal remain the same as previously predicted. The going forward plan is to drill all the available structures with different stratigraphic characteristics based on geological analysis and further geophysical modeling.”

The Phulasar-1 well is the third of a 20 well exploration program to be drilled over two Rajasthan blocks. GeoGlobal has a 25% participating interest in each of the Rajasthan blocks.  The drilling rig will now move approximately 11 kilometers northeast of the Phulasar-1 well to commence drilling the second prospect in the RJ Block 20.

About GeoGlobal

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The US Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

 An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc. www.geoglobal.com	The Equicom Group
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Dave Feick, Managing Director, Western Canada
Phone: +1 403 777-9250 Fax: +1 403 777-9199 Email: info@geoglobal.com	Phone: +1 403 218-2839 Fax: +1 403 218-2830 Email: dfeick@equicomgroup.com